Exhibit 99.1

        First National Bancshares Reports 3rd Quarter Earnings

    BRADENTON, Fla.--(BUSINESS WIRE)--Oct. 2, 2003--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust, announced earnings for the first nine months of 2003.
    Earnings for the first nine months of 2003 were $1.723 million compared to $1.895 million for the first nine months of 2002. Total loans increased $21.5 million or 14% and total assets increased
$26.4 million or 12% for the same nine-month period.
    For the first nine months of 2003, basic earnings per share were 87 cents compared to 98 cents for the first nine months of 2002.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, under investor relations, or on-line through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Paul Welsh, 941-746-4964 Ext. 103